Exhibit 10.9

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
     This Amendment to Executive Employment Agreement (the “Amendment”) is made and entered into as of December 24, 2008 (the “Effective Date”), by and between Cavium Networks, Inc., a Delaware corporation (the “Company”) and Syed Ali (“Executive”).
RECITALS
     A. The Company retains the services of Executive pursuant to that certain Executive Employment Agreement dated January 2, 2001 (the “Employment Agreement”).
     B. The Company and Executive wish to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
AGREEMENT
     Section 5.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
     5.1 Severance Payments and Benefits. If the Company terminates Executive’s employment Not For Cause (as defined below), or Executive is constructively terminated (as defined below), and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any possible alternative definition thereunder) (a “Covered Termination”), the Company will pay Executive all compensation due and owing through the date of the Covered Termination, and Executive shall receive the following severance payments and benefits; provided, however, that such severance and benefits are conditioned on Executive’s execution of a release agreement in a form satisfactory to the Company within sixty (60) days following the date of the Covered Termination.
     Section 5.1.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
     5.1.1 Termination. The Company will continue to pay to Executive a sum equal to fourteen thousand five hundred eighty-three dollars ($14,583) per month for a period of twelve (12) months from the date of the Covered Termination (the “Severance Payments”).
     Section 5.1.2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
     5.1.2 Health Insurance. Within the time prescribed by law, upon termination of Executive’s employment, Executive shall elect under the Federal COBRA law to continue to receive his health insurance benefits under the Company’s group health insurance then in effect. The Company shall reimburse Executive for the payment of such benefits for a period of twelve (12) months after Executive’s termination, if terminated Not For Cause provided that Executive makes the appropriate COBRA election (the “COBRA Benefits”). If COBRA or similar benefits are not available by law, then the Company shall reimburse Executive up to one thousand dollars ($1,000) per month for twelve (12) months after termination Not For Cause for health insurance and/or benefits (the “Non-COBRA Benefits”).
     Section 6.3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
     6.3 Cooperation in Pending Work. Following any termination of Executive’s employment, Executive shall reasonably cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company; provided, however, that Executive shall not be required to provide a level of services to the Company that would cause Executive to avoid having a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h). Executive shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Executive’s acts or omissions while employed by Company. The Company shall reimburse the Executive for his reasonable out-of-pocket costs incurred to cooperate and pay Executive an hourly rate based upon his base salary.
     A new Section 18 is hereby inserted to read as follows:
     18. Application of Section 409A. All payments provided hereunder are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). If Executive is a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) on the date of a Covered Termination, then the Severance Payments and Non-COBRA Benefits shall be delayed until the earlier of: (i) the date that is six (6) months after the date of the Covered Termination, or (ii) the date of Executive’s death (such date, the “Delayed Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Payments and Non-COBRA Benefits that otherwise would have been paid to Executive on or before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the Severance Payments and Non-COBRA Benefits in accordance with any applicable payment schedules set forth for the balance of the period specified herein. The COBRA Benefits are not intended to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code and are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

     In Witness Whereof, the Company and Executive have executed this Amendment on the dates set forth below, to be effective immediately as of the Effective Date.

Cavium Networks, Inc.

By:	/s/ Art Chadwick

Its:	CFO

Date:	12-24-08

Executive

/s/ Syed Ali

Date: 12-24-08